Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Oruka Therapeutics, Inc. of our report dated May 13, 2024, except for the effects of the reverse stock split discussed in Note 1 to the financial statement, as to which the date is September 5, 2024, and except for the effects of the reverse merger exchange ratio discussed in Note 1 to the financial statement, as to which the date is November 13, 2024 relating to the financial statement of Oruka Therapeutics, Inc., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
November 13, 2024